[HEALTHEXTRAS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                        Contact:  Michael Donovan
---------------------                                  mdonovan@healthextras.com
                                                       HealthExtras, Inc.
                                                       (301) 548-2900

    HEALTHEXTRAS ANNOUNCES ACQUISITION OF PHARMACY BENEFIT MANAGEMENT COMPANY

         ROCKVILLE, MD, JUNE 22, 2004 -- HEALTHEXTRAS, INC. (NASDAQ: HLEX-NEWS), today announced the acquisition of Managed Healthcare Systems Inc. ("MHS") of Oakland Park, Florida. MHS is a provider of pharmacy benefit management services for a diverse base of clients including self-funded employers, third party administrators and local government agencies.

         "The MHS transaction meets our stated strategic objective of complementing strong organic PBM growth at Catalyst Rx with the selective acquisition of complementary businesses," stated David T. Blair, Chief Executive Officer of HealthExtras. "Consistent with our acquisition criteria, the transaction will be accretive on a consolidated basis and will allow the Company to offer a significantly enhanced combination of group and workers' compensation PBM programs to clients and prospects."

         Ken Sack, President of MHS said, "We believe this transaction with HealthExtras will allow us to grow our business and enhance our product offerings while providing our clients with the same high level of service by the same team from our Oakland Park office. We are particularly pleased about the cross-marketing opportunities that exist between our organizations, and the expanded sales force that HealthExtras has in place across the country."

         On a consolidated basis, MHS will contribute modestly to HealthExtras revenues and earnings for 2004. Following an integration process which should be completed no later than the second quarter of 2005, the acquired businesses should produce approximately $.08 to $.10 per share in incremental earnings. The timing and extent of MHS's contributions to consolidated revenues and earnings for 2004 and 2005 will be addressed in the Company's next quarterly conference call. The details of the up to $44 million cash and stock transaction will be described in the Company's required filings with the Securities and Exchange Commission. The significant majority of the purchase consideration consisted of cash, which was funded through the Company's recently expanded $50 million commercial credit facility.

ABOUT HEALTHEXTRAS (WWW.HEALTHEXTRAS.COM)
                    --------------------
HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over two million members and the Company's clients include managed care organizations, large employer groups, unions, government agencies and individual consumers. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras' filings with the Securities and Exchange Commission.

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